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                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-53638


PRICING SUPPLEMENT NO. 01
  Dated March 27, 2001
To the Prospectus Supplement
  Dated March 23, 2001
And the Prospectus
  Dated January 23, 2001

                              IRT PROPERTY COMPANY
                               MEDIUM TERM NOTES

  UNCONDITIONALLY GUARANTEED BY IRT PARTNERS, L.P., IRT CAPITAL CORPORATION II,
                  IRT MANAGEMENT COMPANY AND IRT ALABAMA, INC.

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Settlement Date (Original Issue Date):...... March 30, 2001

Maturity Date:.............................. April 1, 2006

Principal Amount (in specified currency):... $50,000,000 (U.S. Dollars)

Type:....................................... Fixed Rate Senior Notes

Ratings..................................... The Notes have been rated  Baa3 by Moody's  Investor  Service, Inc. ("Moody's") and
                                             BBB- by Standard & Poor's Ratings Services ("S&P").

Price to Public
(Issue Price per $1,000 Principal
   Amount):................................. 100%

Agent's Discount or Commission:............. $250,000

Net Proceeds to IRT Property Company:....... $49,750,000

Interest Rate:.............................. 7.77%

Interest Rate Step-Up:...................... The interest rate payable on the Notes will be subject to adjustment during the term of the Notes. In the event of a ratings change (each, a "Ratings Change") by Moody's and/or S&P that causes our senior unsecured debt rating by either agency to be below the investment grade category (below Baa3 for Moody's and below BBB- for S&P), the
                                             Initial Interest Rate (as defined below) on the Notes will be adjusted.


                                             The Notes will bear interest at the applicable initial interest rate of 7.77% (the
                                             "Initial Interest Rate") from the date of issuance of the Notes until the date on which a Ratings Change occurs (the "Step-Up Date"). Beginning with and including the Step-Up
                                             Date, the Notes will bear interest at the adjusted interest rate per annum of 8.27%, which is the Note's Initial Interest Rate plus 50 basis points (the "Adjusted Interest
                                             Rate").
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                                             If on any date (the "Step-Down Date") subsequent to a Step-Up Date, a new Ratings
                                             Change by Moody's and/or S&P causes the ratings of both agencies to be above the non-investment grade category (above Ba1 for Moody's and above BB+ for S&P), the interest payable on the Notes will be decreased by 50 basis points to the Initial
                                             Interest Rate effective beginning with and including the Step-Down Date.

                                             There is no limit on the number or times the interest rate payable on the Notes can be adjusted up or down based on Ratings Changes by Moody's and S&P during the term of the
                                             Notes. The interest rate payable on the Notes shall not exceed the Adjusted Interest
                                             Rate at any time based on Ratings Changes.

Record Dates:.............................   March 15 and September 15

Interest Payment Dates:..................    April 1 and October 1

First Interest Payment Date:.............    October 1, 2001

Redemption:................................  The Notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price (the "Redemption
                                             Price") equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption
                                             Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant
                                             Regular Record Date according to their terms and the provisions of the Indenture.

                                             "Treasury Rate" means, with respect to any Redemption Date for the Notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the
                                             Board of Governors of the Federal Reserve System designated as "Statistical Release
                                             H.15 (519)" or any successor publication which is published weekly by the Board of
                                             Governors of the Federal Reserve System and which establishes yields on actively traded
                                             United States Treasury securities adjusted to constant maturity under the caption
                                             "Treasury Constant Maturities," for the maturity corresponding to the Comparable
                                             Treasury Issue (if no maturity is within three months before or after the Maturity
                                             Date, yields for the two published maturities most closely corresponding to the
                                             Comparable Treasury Issue shall be
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                                             determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (ii) if such release (or successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the
                                             Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

                                             "Comparable Treasury Issue" means the United States Treasury security selected by the
                                             Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

                                             "Independent Investment Banker" means Credit Suisse First Boston Corporation or its successor, or if such firm is unwilling or unable to select the Comparable Treasury
                                             Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

                                             "Comparable Treasury Price" means with respect to any Redemption Date for the notes (i)
                                             the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
                                             (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

                                             "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, J.P.
                                             Morgan Securities, Inc., UBS Warburg LLC and Merrill Lynch Government Securities, Inc.
                                             and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary
                                             Treasury Dealer"), the Company will substitute therefore another Primary Treasury
                                             Dealer.

                                             "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury
                                             Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid, and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference
                                             Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

                                             Notice of any redemption by the Company will be mailed not less than 30 days nor more than 60 days before any
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                                             Redemption Date to each holder of Notes to be redeemed. If less than all the notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

                                             Unless the Company defaults in payment of the redemption price, on and after any
                                             Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

Form of Note (Book-Entry or Certified):....  Book-Entry

CUSIP No:..................................  45005PAA2

Trustee and Paying Agent:..................  SunTrust Bank, Atlanta, Georgia
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         This Pricing Supplement relates to the issuance and sale by IRT
Property Company of $50,000,000 of Medium Term Notes unconditionally guaranteed by IRT Partners, L.P., IRT Capital Corporation II, IRT Management Company and IRT Alabama, Inc. (the "Notes"), described herein, through Credit Suisse First Boston Corporation and Wachovia Securities, Inc., as agents. It is expected that delivery of the Notes will be made against payment therefor on or about March 30, 2001.

         Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement have the meanings assigned to them in the Prospectus Supplement. Medium Term Notes may be issued by IRT Property Company under Registration Statement No. 333-53638 in an aggregate principal amount of up to $100,000,000 and, to date, including this offering, an aggregate of $50,000,000 medium term notes have been issued.

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